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                                                                  Exhibit (d)(5)


                                        September 11, 2000


Mr. Darrell Lowrance
Chairman & C.E.O.
Lowrance Electronics, Inc.
12000 East Skelly Drive
Tulsa, Oklahoma  74128


Dear Mr. Lowrance:

        This letter, upon your execution and return, will confirm the mutual intent of Cobra Electronics Corporation ("Cobra") and Lowrance Electronics, Inc. (the "Company") to engage in negotiations regarding the acquisition of all of the outstanding capital stock of the Company by Cobra (the "Transaction"). In order to induce Cobra to undertake the time, expense and effort required to perform the necessary due diligence and to take the other actions necessary to complete the Transaction, the parties agree as follows:

        1. Exclusivity. In consideration of Cobra's agreeing to undertake the time and expense of performing the necessary due diligence relating to the Transaction and to negotiate the Definitive Agreements (as defined below), the Company agrees that until October 31, 2000 neither the Company, nor any of its affiliates, will directly or indirectly, through any equity holder, officer, director, trustee, agent or otherwise (collectively, "Representatives"), (i) solicit, initiate or encourage the submission of inquiries, proposals or offers (other than from Cobra, its affiliates and representatives) from any corporation, partnership, person or other entity or group (collectively, a "Person") relating in any way to any investment in the Company, any acquisition of direct or indirect control of the Company, the purchase of any of the Company's securities, material amount of assets (other than in the ordinary course of business) or businesses or any business combination involving the Company, including, without limitation, any merger, consolidation, acquisition, purchase, re-capitalization, issuance or disposition of a material amount of assets (other than in the ordinary course of business) of any nature which would involve the Company or any other of the entities or assets expected to be involved in the Transaction or which would have a similar financial result as the Transaction (each a "Proposal"), (ii) participate in any discussions or negotiations regarding a Proposal or furnish to any Person any information for any purpose inconsistent with the foregoing, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company will immediately notify Cobra orally and in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Proposal or proposal which could lead to a Proposal and immediately notify Cobra of all material terms of any Proposal. The Company represents that neither it nor any of its affiliates is party to or bound by any agreement which would involve the Company or any other of the entities or assets expected to be involved in the Transaction or which would have a similar financial result as the Transaction other than as contemplated by this Letter.
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        2. Confidentiality. Each of the parties hereto reaffirms the terms of the Confidentiality Agreement between Cobra and the Company entered into on July 28, 2000. Except as required by law or the rules of The Nasdaq Stock Market, neither Cobra (or any of its affiliates or Representatives) nor the Company (or any of its affiliates or Representatives) shall make, or cause to be made, any public or other announcement with respect to this letter or the matters contemplated by this letter, without the prior written consent of the other.

        3. Access. Until October 31, 2000 and subject to the qualifications contained in this paragraph 3, the Company and each of its affiliates and associates will permit Cobra and its financing sources and their respective affiliates, associates, counsel, accountants and other representatives reasonable access during normal business hours to all the properties, assets, management, other employees, books, records, agreements and other documents of such entities which may be reasonable necessary to evaluate the Transaction; provided, however, that neither Cobra nor any of its affiliates or associates shall be permitted to visit the Company's facilities or contact the Company's customers without the Company's prior written consent, which consent shall not be unreasonably withheld and provided, further, that neither Cobra nor any of its affiliates or associates shall be permitted to contact any manager or other employee of the Company other than Darrell Lowrance, Doug Townsden or Ron Weber without the Company's prior written consent, which consent shall not be unreasonably withheld. Cobra agrees to conduct as much of its due diligence as is reasonable in locations other than the Company's facilities. The Company agrees to make available at such off-site locations all materials requested and key management, as required.

        4. Preparation of Definitive Agreements. Commencing with the signing of this letter, the parties agree to act in good faith to negotiate and execute, on or prior to October 31, 2000, definitive agreements acceptable in form and substance to each of the parties hereto and any other required parties containing terms and conditions that are customary and appropriate for transactions of this type and all related agreements with respect to the Transaction (the "Definitive Agreements"). Consummation of the Transaction is subject to, among other things (i) the negotiation and execution of the Definitive Agreements, (ii) the receipt of any necessary consents, assignments or approvals from third parties, the making of all necessary governmental filings and the effectiveness of all governmental registrations, (iii) all necessary or advisable approvals of the boards of directors and shareholders of the Company and Cobra, (iv) Cobra obtaining financing sufficient for it to have on hand at the closing of the Transaction funds necessary to pay the amounts to be paid by Cobra (or any of its subsidiaries) as contemplated by the Definitive Agreements and all of its fees and expenses related to the Transaction, and (v) prior to execution of the Definitive Agreements, the completion of a satisfactory due diligence review of the entities, assets and properties involved in the Transaction by Cobra and its financing sources. It is understood that this letter constitutes a statement of mutual intentions of Cobra and the Company and does not contain all matters upon which agreement must be reached for the definition or consummation of the Transaction. A binding commitment with respect to the Transaction will only result from the execution of Definitive Agreements. In particular, this paragraph 4 is not intended to be a binding agreement or to give rise to any legal liability between the parties. All other paragraphs of this letter shall be fully binding.
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        5. Expenses. Except as set forth in this paragraph 5, neither party shall be responsible for the costs or expenses of the other party or for any claims relating to the Transaction in the event that Definitive Agreements are not executed. Without limiting any of the obligations of either party under this letter, if (i) the Company shall breach its obligations under this letter or
(ii) the parties hereto fail to enter into the Definitive Agreements providing for the Transaction and on or prior to November 30, 2000 the Company executes a definitive agreement with any Person (other than Cobra, its affiliates and representatives) resulting from a Proposal, then, in either case, the Company shall, upon Cobra's demand, reimburse Cobra for up to $125,000 of its costs and expenses (including all fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to Cobra and its affiliates) incurred by or on behalf of Cobra in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of the proposed Transaction (subject to reasonable documentation). Reimbursement payments of the Company to Cobra pursuant to the immediately preceding sentence shall not, in any respect, serve to limit the liability of the Company to Cobra by virtue of any breach of the binding portions of this letter by the Company. By agreeing to this paragraph 5, Cobra does not concede that monetary damages would be a sufficient remedy for breach by the Company of its obligations under this letter.

        6. Counterparts. This letter may be executed in one or more counterparts each of which will be deemed an original, but all of which will be deemed one instrument.

        7. Governing Law. The provisions of this letter will be governed by the laws of Delaware, other than those that might result in the application of the law of another jurisdiction.

        If the above meets with your approval, please so indicate by signing this letter below.

                                       Very truly yours,

                                       Cobra Electronics Corporation

                                       By: /s/ Gerald M. Laures
                                               ---------------------------
                                               Gerald M. Laures
                                               Vice President -Finance

Accepted and agreed to
As of the date first above
Written:

Lowrance Electronics, Inc.

By: /s/ Darrell Lowrance
    ----------------------------------
        Darrell Lowrance
        Chairman & C.E.O.